Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and among Mark P. Frissora (“Frissora” or “Executive”), Hertz Global Holdings, Inc. (“Holdings”) and The Hertz Corporation (hereinafter, together with their subsidiaries and divisions, “Hertz”, the “Company” or the “Companies”), on September 15, 2014.  Reference is made to the Amended and Restated Employment Agreement, dated as of December 31, 2008, between Holdings and Frissora (the “Employment Agreement”), and all capitalized terms used in this Agreement and not otherwise defined are as set forth in the Employment Agreement.

In consideration of the mutual promises, covenants and agreements in this Agreement, which Frissora and the Companies agree constitute good and valuable consideration, the parties stipulate and mutually agree as follows:

1.           Resignation from Offices and Directorships.  Effective as of September 7, 2014, Frissora ceased to be Chief Executive Officer of the Companies, and resigned from all director, officer or other positions he holds on behalf of the Companies (which for the avoidance of doubt and in conformity with the definition of “Companies” shall include Holdings, The Hertz Corporation and all of their subsidiaries and divisions), including without limitation as a member of the Board of Directors of Holdings (the “Board”).  Frissora agrees to sign all appropriate documentation, if any, prepared by the Companies to facilitate these resignations.

2.           Employment Status/Separation.  Frissora and the Companies mutually agree that Frissora’s employment with the Companies shall cease effective September 15, 2014 (the “Separation Date”), that the cessation of Frissora’s employment shall be treated as a termination of his employment by the Company Without Cause for purposes of the Employment Agreement and this Agreement, and that any notice period that may be required to be provided under the Employment Agreement is waived.  The parties further agree that, except as otherwise provided in this Agreement, neither Frissora nor the Companies shall have any further rights, obligations, or duties under any other agreement or arrangement relating to severance payments and benefits due to Frissora,  as of the date of this Agreement,; provided, however, that nothing in this Agreement shall affect the rights of Frissora under applicable employee and executive benefit plans of the Companies, as well as equity incentive plans and awards thereunder, as provided in Section 3 below.

3.           Accrued Obligations and Vested Benefits.    Frissora is entitled to receive the following accrued obligations:  (a) pursuant to Section 5(f)(i) of the Employment Agreement, (i) all Base Salary earned or accrued but not yet paid through the Separation Date, and payment for any earned but unused vacation days accrued through the Separation Date, which payments shall be made to Frissora  no later than the next regularly scheduled payroll date after the Separation Date; and  (ii) any employee benefits in which Frissora is vested as of the Separation Date under the terms of the employee and executive benefit plans of the Companies in which Frissora is a participant, which benefits shall be paid or provided in accordance with the terms of such plans; (b) any  payments or benefits in which Frissora is vested as of the Separation Date under the terms of the Management Equity Agreements, the Holdings Stock Incentive Plan, the Holdings 2008 Omnibus Incentive Plan and any individual equity award agreements granted under either such plan (collectively, the “Equity Plan Documents”), which payments and benefits shall be paid or provided in accordance with the terms of the Equity Plan Documents; and (c) in accordance with Section 4(d) of the Employment Agreement, reimbursement for any and all business expenses incurred prior to the Separation Date, subject to the terms of the Company’s reimbursement policy.  In addition, for the avoidance of doubt, Frissora is fully vested in The Hertz Corporation Account Balance Defined Benefit Pension Plan (the “Hertz Retirement Plan”), The Hertz Corporation Income Savings Plan (“401(k) Plan”), The Hertz Corporation Benefit Equalization Plan (“BEP”), and The Hertz Corporation Supplemental Executive Retirement Plan (the “SERP II”) in accordance with the terms of those plans now in effect, and shall receive payment of the relevant benefits due under those plans upon Frissora’s separation from employment in such amounts and at such time(s) as are provided under the terms of each such plan(and any deferral/distribution elections that Frissora may have made previously).

4.             Severance Benefits.  Provided that Frissora signs and does not timely revoke this Agreement pursuant to Section 16 of this Agreement and complies with the terms of this Agreement, Hertz shall provide Frissora with the following severance payments and benefits:

a.           Severance Payment.  In satisfaction of the provisions of Section 5(f)(iii)(A) of the Employment Agreement, the Company shall pay Frissora an amount equal to the product of (x) 2.5 and (y) the sum of Frissora’s Base Salary ($1,450,000.00) plus Frissora’s annual bonus under the Executive Incentive Plan for the year preceding the year in which the Separation Date occurs ($2,748,734.00), for a total gross amount of $ 10,496,835.00 to be paid to Frissora in a lump sum on the thirtieth (30th) day following the Separation Date.

b.           2014 Pro Rata Bonus.  In accordance with Section 5(f)(iii)(B) of the Employment Agreement, Frissora will be entitled to receive his Pro Rata Bonus (equal to 68% of his 2014 bonus), which is the pro-rated portion of his cash bonus that would have been payable to Frissora under the Executive Incentive Plan in respect of 2014 if he had remained employed through the relevant date for purposes of payment of such bonus under such plan, based on the number of calendar days Frissora worked in 2014.  In order to calculate Frissora’s 2014 bonus, in accordance with Section 5(f)(iii)(B) of the Employment Agreement, Frissora’s individual performance modifier will be deemed to be achieved at target, and the applicable corporate performance modifier and business unit modifier will be the same percentages that the Compensation Committee of the Board determines under the terms of the Executive Incentive Plan for the senior executives participating in such plan in respect of 2014.  This Pro Rata Bonus amount shall be paid to Frissora in 2015 at the same time as such other Company executives are paid annual bonuses for 2014, if any, under the terms of the Executive Incentive Plan.

c.           Equity Awards.  The options to purchase shares of common stock of Holdings (“Options”) issued to Frissora pursuant to the Equity Plan Documents that are outstanding and vested as of the Separation Date shall be exercisable through the 90th day following the date on which the Companies have filed all required reports under Section 13 or 15(d) of  the Securities Exchange Act of 1934 (including, for the avoidance of doubt, amendment #2 to its annual report on Form 10-K for the year ended December 31, 2013) (the foregoing hereafter, the “periodic reporting requirements”).  No such Option shall be exercisable beyond the expiration date of its original term, provided that the running of such term shall be tolled during any period in which the Companies, as noted in the first sentence of this Section 4.c., are not current in their respective periodic reporting requirements.  This Section 4.c. shall constitute an amendment to any provision of the Equity Plan Documents, solely to the extent necessary to provide consistency with this Section 4.c.  Once the Companies become current in their respective periodic reporting requirements, Holdings shall promptly notify Frissora in writing of such fact, which written notice shall be provided no later than ten (10) business days following the date on which the Companies shall have become current in such reporting requirements (which notice shall be deemed satisfied by notice through electronic mail to Frissora or his legal counsel identified in Section 14.f. this Agreement that the reports referenced above have been filed).  All of Frissora’s outstanding Options and other equity compensation awards that are not otherwise vested on the Separation Date shall terminate as of the Separation Date.

d.           Car Privileges and Retiree Car Plan.  Frissora shall be provided continued car privileges beginning on the Separation Date and continuing for a period of twenty-four months thereafter, in accordance with the same terms and conditions that were in effect on the Separation Date.  Notwithstanding any eligibility provision in the Company’s post-retirement assigned car benefit plan (the “Retiree Car Plan”), Frissora shall also be eligible to participate in the Retiree Car Plan after the Separation Date pursuant to the terms of the Retiree Car Plan.

e.           Health Plan Coverage.  In accordance with Section 5(f)(iii)(C) of the Employment Agreement, the Company shall provide Frissora and his eligible family members with continued medical, dental and disability benefits under the applicable benefit programs of the Companies (the “health and welfare benefits”).  If Frissora makes timely application for such health and welfare benefits pursuant to Frissora’s benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the premiums for such coverage to the same extent paid by the Company immediately prior to the Separation Date through the two-year anniversary of the Separation Date, or the date on which Frissora becomes eligible for comparable health and welfare benefits through a new employer, whichever is earlier.  For the avoidance of doubt, the Company and Frissora agree that the premiums paid for the benefit of Frissora by the Company hereunder shall be taxed as imputed income to Frissora.

Frissora acknowledges and agrees that the consideration set forth or referenced in Section 3 and this Section 4 constitute satisfaction and accord for any and all compensation and benefits due and owing to him pursuant to any plan, agreement or other arrangements relating to his employment with the Companies and termination thereof.  Frissora acknowledges and agrees that, unless he enters into this Agreement, he would not otherwise be entitled to receive the consideration set forth in this Section 4.

5.            Waiver and Release.

a.           In exchange for receiving the monies and benefits described in Section 4 above, Frissora does for himself and his heirs, executors, administrators, successors, and assigns,  hereby release, acquit, and forever discharge and hold harmless the Companies and each of their divisions, subsidiaries, and affiliated companies, and their respective successors, assigns, officers, directors, shareholders, employees, benefit and retirement plans (as well as trustees and administrators thereof) and agents, past and present (the “Released Parties”), of and from any and all actions, causes of action, claims, demands, attorneys’ fees, compensation, expenses, promises, covenants, and damages of whatever kind or nature, in law or in equity, which Frissora has, had or could have asserted, known or unknown (the “Claims”) at common law or under any statute, rule, regulation, order or law, whether federal, state or local, or on any grounds whatsoever, including without limitation, any and all claims for any additional severance pay, vacation pay, bonus or other compensation, including but not limited to under the Employment Agreement or any other applicable severance plan or agreement; any and all claims of discrimination or harassment based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, disability, handicap, age or other unlawful discrimination; any and all claims arising under Title VII of the Federal Civil Rights Act; the Federal Civil Rights Act of 1991; the Americans with Disabilities Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the New Jersey Law Against Discrimination; the Florida Civil Rights Act; or under any other state, federal, local or common law, with respect to any event, matter, claim, damage or injury arising out of his employment relationship with the Companies, and/or the separation of such employment relationship, and/or with respect to any other claim, matter, or event, from the beginning of the world to the date of Frissora’s execution of this Agreement.

b.           In the event any claim or suit is filed on Frissora’s behalf against any of the Released Parties by any person or entity, including but not limited to by the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, Frissora waives any and all rights to recover monetary damages or injunctive relief in his favor.

6.            Exceptions to Release.

a.           Frissora does not waive or release (i) any Claims under applicable workers’ compensation or unemployment laws; (ii) any rights which cannot be waived as a matter of law; (iii) any rights he has under this Agreement or, solely to the extent incorporated herein, under the Employment Agreement, including any right to enforce any of the terms thereof; (iv) any vested rights to payments, benefits or other entitlements, to which Frissora is or will be entitled under the terms of any deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance, disability insurance or other welfare benefit plan; (v) any Claim for indemnification Frissora may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies, under any applicable insurance policy any of the Companies may maintain, or any under any other agreement with any of the Companies, with respect to any liability, costs or expenses Frissora incurs or has incurred as a director, officer or employee of any of the Companies; (vi) any Claim Frissora may have to obtain contribution as permitted by law in the event of entry of judgment against Frissora as a result of any act or failure to act for which Frissora and any of the Companies are jointly liable; (vii) any Claim that arises after the Effective Date (as defined in Section 17); and (viii) any Claim Frissora has against any of the Released Parties solely in his capacity as a shareholder of Holdings.

b.           Nothing in this Agreement shall be construed to prohibit Frissora from filing a charge with the EEOC or participating in any investigation or proceeding conducted by the EEOC, nor shall any provision of this Agreement adversely affect Frissora’s right to engage in such conduct.

7.           Restrictive Covenants.  Frissora acknowledges that in the course of his employment with the Companies, Frissora has acquired Proprietary Information as defined above and that such Proprietary Information has been disclosed to Frissora in confidence and for the Company’s use only.  Frissora acknowledges and agrees that on and after the Separation Date, Frissora shall continue to be bound by the provisions of Sections 6, 7, 8, 9 and 11 of the Employment Agreement.

8.            Fiduciary Duties.

a.           Frissora will retain his fiduciary responsibilities to the Companies to the extent provided by law.  In addition, Frissora agrees to continue to abide by applicable provisions of the principles and guidelines set forth in the Company’s Standards of Business Conduct, the terms of which are incorporated herein, including, but not limited to, the restrictions on insider trading and use of Company assets and information contained therein.

b.           Notwithstanding anything to the contrary in the Company’s Amended and Restated Compensation Recovery Policy Adopted February 19, 2014 (the “Company’s Compensation Recovery Policy”) (or any successor or replacement policy), such claw back and compensation recovery provisions contained therein shall apply to the compensation, payments and benefits provided under Section 4 of this Agreement.  The Companies acknowledge and agree that the claw back and compensation recovery provisions contained in the Company’s Compensation Recovery Policy (and any successor or replacement policy that would apply under this Section 8) may only be triggered if Frissora engaged in gross negligence, fraud or willful misconduct (or, in the case of the applicability of the predecessor policy to the Company’s Compensation Recovery Policy, gross negligence, fraud or misconduct) that caused or contributed to the need for the restatement of the Company’s financial statements, and that Frissora’s decisions unrelated to such financial statements while employed by the Companies (and their subsidiaries and affiliates) cannot be used as a basis for triggering such claw back and compensation recovery provisions.

c.           In addition, the claw back and compensation recovery provisions contained in the Company’s Original Compensation Recovery Policy that was adopted effective January 1, 2010 (the “Company’s Original Compensation Recovery Policy”) shall not apply to the compensation, payments and benefits provided under Section 4 of this Agreement, since such items are being paid after February 19, 2014, but such items may be reduced to enforce any repayment obligation of Frissora to the Companies under the Company’s Original Compensation Recovery Policy (provided such reduction shall not be permitted to the extent (i) such reduction violates Section 409A and (ii) Frissora otherwise satisfies such repayment obligation).

d.           Finally, for the avoidance of doubt, and to the extent permitted by law, the compensation, payments and benefits provided to Frissora under Section 4 of this Agreement may be reduced to enforce any repayment obligation of Frissora to the Companies under any claw back pursuant to the Company’s Compensation Recovery Policy (or any successor or replacement policy), and such claw back and compensation recovery provisions contained in the Equity Plan Documents, the Executive Incentive Plan or any other bonus plan) (generally and collectively referred to herein as the “Compensation Recovery Items”).  Anything in the preceding sentence to the contrary notwithstanding, any such reduction referred to therein shall be permitted only if and to the extent it would not result in a failure to comply with any applicable requirement of Section 409A.

e.           Nothing in this Agreement waives any rights Frissora may have to challenge any future claw back pursuant to this Section 8 and/or the Company’s Compensation Recovery Policy and/or Compensation Recovery Items.

f.           Anything in Sections 8 b., c., or d. above to the contrary notwithstanding, if the compensation, payments and benefits provided under Section 4 of this Agreement shall be subject to reduction or repayment to the Companies under any policy adopted after the Separation Date as a successor or replacement to the  Company’s Compensation Recovery Policy then such reduction or repayment shall be required (i) only to the extent that such compensation, payments and benefits would have been subject to reduction or repayment to the Companies under the terms of the  Company’s Compensation Recovery Policy as in effect on the Separation Date or (ii) as may be expressly required by law.

9.            Representations of Executive.

a.           Frissora declares and represents that he has not filed or otherwise pursued any charges, complaints, lawsuits or claims of any nature against the Companies or any of its subsidiaries, affiliates or divisions, arising out of or relating to events occurring prior to the date of this Agreement, with any federal, state or local governmental agency or court with respect to any matter covered by this Agreement, and Frissora has no knowledge of any fact or circumstance that he would reasonably expect to result in any such Claim against the Companies in respect of any of the foregoing.  Except as provided in Section 6.b. of this Agreement and subject to the provisions thereof, Frissora agrees herein not to bring suit against the Companies for events occurring prior to the date of this Agreement and not to seek damages from the Companies by filing a claim or charge with any state or governmental agency.

b.           Frissora further declares and represents that though the Separation Date he has not: (i) engaged in any conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties with the Companies which has resulted or will result in material economic harm to Holdings; (ii) knowingly violated Holdings’ Standards of Business Conduct or Holdings’ Directors’ Code of Business Conduct and Ethics (effective February 19, 2014); (iii) facilitated or engaged in, and has no knowledge of, any financial or accounting improprieties or irregularities of either of the Companies; and (iv) knowingly made any incorrect or false statements in any of his certifications relating to filings of the Companies required under applicable securities laws or management representation letters, and has no knowledge of any incorrect or false statements in any of the Companies’ filings required under applicable securities laws; in either of the case of clauses (iii) or (iv) of this Section 9.b., except with respect to any information that has been provided through the Separation Date by a third party auditor in an oral or written report to both Frissora and the Board (or any committee thereof).  Frissora further acknowledges and agrees that the Companies are entering into this Agreement in reliance on the representations contained in this Section 9.b., which representations constitute terms of this Agreement.

10.           Future Employment.  Frissora agrees that he will not at any time in the future seek employment with Hertz and waives any right that may accrue to him from any application for employment that he may make notwithstanding this provision.

11.           Nondisparagement/References.  Frissora agrees not to make negative comments or otherwise disparage the Companies or their respective officers, directors, other employees at the level of manager or above, or material shareholders in any manner reasonably likely to be harmful to them or their business, business reputation or personal reputation.  The Companies agree that the Companies will not, and the individuals holding the titles of Senior Vice President who reported directly to Frissora or the titles of Executive Vice President or higher, and the members, as of the date hereof, of the Boards of Directors of the Companies will not, while employed by the Companies or serving as a director of Holdings, as the case may be, make negative comments about Frissora or otherwise disparage Frissora in any manner that is reasonably likely to be harmful to his business reputation or personal reputation.  The parties hereto will not assist, encourage, discuss, cooperate, incite, or otherwise confer with or aid any others in discrediting the other or in pursuit of a claim or other action against the other, except as required by law.  Frissora shall direct any employment inquiries or requests for references to Dennis Zeleny, Interim Chief Human Resources Officer (or his successor as Chief Human Resources Officer, if any) (the “Chief Human Resources Officer”). Nothing contained in this Section 11 shall prevent any party from making truthful statements in any judicial, arbitration, governmental, or other appropriate forum for adjudication of disputes between the parties or in any response or disclosure by any party compelled by legal process or required by applicable law.

12.           Cooperation.  During the three-year period following the Separation Date, Frissora agrees to reasonably cooperate with the Companies in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Companies which relate to events or occurrences that occurred while Frissora was employed by the Companies and of which Frissora has relevant knowledge.  Frissora’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions, and/or to act as a witness on behalf of the Company, if reasonably requested, and at the Board’s reasonable request responding to any inquiries about the particular matter.  Frissora further agrees to reasonably cooperate and truthfully with the Company in connection with any investigation or review by any federal, state or local regulatory authority relating to events or occurrences that transpired while Frissora was employed with the Company and of which Frissora has relevant knowledge.  The Companies shall promptly pay (or promptly reimburse) Frissora (a) for any and all reasonable out-of-pocket expenses incurred by Frissora in connection with such cooperation, and (b) a reasonable hourly rate to Frissora for all time provided pursuant to this Section 12 in excess of 50 hours.

13.           Indemnification and Excise Tax Provisions.  Frissora’s rights to indemnification and insurance under Section 13 and to excise tax protection under Section 14 of the Employment Agreement shall continue in accordance with their terms.

14.           Miscellaneous.

a.           Denial of Wrongdoing.  The parties understand and agree that this Agreement shall not be considered an admission of liability or wrongdoing by any party, and that the parties deny any liability and nothing in this Agreement can or shall be used by or against any party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself.  Hertz denies committing any wrongdoing or violating any legal duty with respect to Frissora’s employment or the termination of his employment.

b.           Entire Agreement.  Frissora further declares and represents that no promise, inducement, or agreement not herein expressed or referred to has been made to him; that this Agreement contains the entire agreement by and among the parties relating to the subject matter hereof, and that the terms of this Agreement are contractual and not a mere recital.  For the sake of clarity, nothing in this Section 14.b. is intended to negate or otherwise adversely affect any rights that Frissora may have under the employee and executive benefit plans of the Companies, as well as the Equity Plan Documents, other than those waived as provided in Sections 5 and 6 hereof.  This Agreement may not be changed unless the change is in writing and signed by Frissora and an authorized representative of each of the Companies.  Parol evidence will be inadmissible to show agreement by and between the parties to any term or condition contrary to or in addition to the terms and conditions contained in this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which together constitute one and the same agreement, whether delivered in person, by mail, by e-mail or by facsimile.  Each plan or policy of the Companies referred to directly or by implication is incorporated in this Agreement only insofar as it does not contradict this Agreement. If any inconsistencies exist between this Agreement and any such plan or policy, this Agreement shall control.  For the sake of clarity, any modification by this Agreement intended to enhance the rights of Frissora under the employee and executive benefit plans of the Companies, as well as the Equity Plan Documents, shall not constitute an inconsistency for purposes of this Section 14.b.  For the avoidance of doubt, nothing in this Agreement shall limit the application of the Compensation Recovery Items to any compensation, payments or benefits payable or paid to Frissora pursuant to this Agreement or any other arrangement, agreement or plan.

c.           Severability.  Frissora understands and agrees that should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said invalid part, term, or provision shall be deemed not a part of this Agreement.

d.           Successors and Assigns.  This Agreement shall be binding upon the Companies and Frissora and their respective heirs, personal representatives, successors and assigns.  Frissora may not assign any of his rights or obligations hereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform all of the Company’s obligations set forth in this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assign had taken place.

e.           Dispute Resolution; Injunctive Relief.  The provisions of Section 16(b) of the Employment Agreement are incorporated by reference herein and made a part of this Agreement, except to the extent expressly superseded pursuant to Section 14.f. below.  Notwithstanding the foregoing, in the event of a breach or threatened breach of any provision of this Agreement, including but not limited to Sections 7, 8, 11 and 12 of this Agreement, Frissora agrees that the

Companies shall be entitled to seek injunctive or other equitable relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and damages would be inadequate and insufficient.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Companies may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages.

f.           Governing Law; Notice.  This Agreement shall be construed and enforced under the laws of the State of Florida without regard to its conflict of law rules.  Except as otherwise expressly provided in Section 4.c. above, any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing; (ii) delivered personally by courier service or certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	if to either of the Companies, to them at:

999 Vanderbilt Beach Road, 3rd Floor
Naples, Florida 34108
Attention: General Counsel
Facsimile: 866-999-3798

with a copy to:

Wachtell Lipton Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David A. Katz, Esq.
Electronic mail: DAKatz@WLRK.com

(B)	if to Frissora, to him at:

[Redacted]

with a copy to:

McCarter & English, LLP
245 Park Avenue, 27th Floor
New York, New York 10167
Attention: Joseph E. Bachelder, Esq.
Electronic mail: jbachelder@McCarter.com

g.           Counterparts.  This Agreement may be executed by the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

15.           Tax Matters.

a.           Withholding.  All payments and benefits provided hereunder shall be subject to tax withholdings required by applicable law and other standard payroll deductions.

b.           Code Section 409A.

i.
Compliance.  The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”) so as to avoid the additional tax and  penalty interest provisions contained therein and, accordingly, to the maximum extent permitted under Section 409A, the Agreement shall be interpreted to maintain exemption from or compliance with its requirements.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Frissora by Section 409A or any damages for failing to comply with Section 409A, except for any such additional taxes and interest or damages that result from the Company’s willful failure to comply with the terms of this Agreement or those of any plan or award agreement referred to herein.

ii.
Termination as Separation from Service.  The termination of Frissora’s employment on the Separation Date constitutes a “separation from service” within the meaning of Section 409A  for purposes of any provision of this Agreement or other arrangement providing for the payment of any amounts or benefits subject to Section 409A upon or following a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this Agreement, references to a “resignation from employment,” “termination,” “terminate,” “termination of employment” or like terms shall also refer to Frissora’s “separation from service” on the Separation Date.

iii.
Payments for Reimbursements, In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Frissora incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (A) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (B) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

iv.	Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

16.           Acceptance; Consideration of Agreement.  Frissora further acknowledges that he has been provided twenty-one (21) days to consider and accept this Agreement from the date it was first given to him, although he may accept it at any time within those twenty-one (21) days.

17.           Revocation.  Frissora further acknowledges that he understands that he has seven (7) days after signing the Agreement to revoke it by delivering to Dennis Zeleny, Interim Chief Human Resources Officer, The Hertz Corporation, 999 Vanderbilt Beach Road, 3rd Floor, Naples, Florida 34108, written notification of such revocation within the seven (7) day period.  If Frissora does not revoke the Agreement, the Agreement will become effective and irrevocable by him on the eighth day after he signs it (the “Effective Date”).  If Frissora revokes this Agreement, Frissora hereby acknowledges and agrees that this Agreement shall be null and void and of no further force and effect, and his termination of employment shall be treated as a resignation by him without Good Reason for all purposes.

18.           Legal Counsel.  Frissora acknowledges that he understands that he has the right to consult with an attorney of his choice at his expense to review this Agreement and has been encouraged by the Companies to do so.

*           *           *           *           *           *

[Remainder of page intentionally blank.
Signatures to Agreement are set forth on the following pages.]

[Signature Page to Separation Agreement]

IN WITNESS HEREOF, and intending to be legally bound, I, Mark P. Frissora, have hereunto set my hand.

WITH MY SIGNATURE HEREUNDER, I, MARK P. FRISSORA, ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND ALL OF ITS TERMS INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE.

I, MARK P. FRISSORA, FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT; THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT; THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO HAVE THIS AGREEMENT REVIEWED BY MY ATTORNEY AND THAT I HAVE BEEN ENCOURAGED BY HERTZ TO DO SO.

I, MARK P. FRISSORA, ALSO ACKNOWLEDGE THAT (1) I HAVE BEEN AFFORDED 21 DAYS TO CONSIDER THIS AGREEMENT, (2) I HAVE 7 DAYS AFTER SIGNING THIS AGREEMENT TO REVOKE IT BY DELIVERING TO DENNIS ZELENY, AS SET FORTH ABOVE, WRITTEN NOTIFICATION OF MY REVOCATION, AND (3) IF I REVOKE THIS AGREEMENT (A) IT SHALL BE NULL AND VOID AND NONE OF HERTZ OR ANY OF ITS AFFILIATES SHALL HAVE ANY OBLIGATIONS TO ME UNDER THIS AGREEMENT AND (B) HERTZ SHALL HAVE NO OBLIGATIONS TO ME OTHER THAN AS IF I HAD RESIGNED WITHOUT GOOD REASON FOR PURPOSES OF THE EMPLOYMENT AGREEMENT OR OTHERWISE.

/s/ Mark P. Frissora
MARK P. FRISSORA
Date:	9/15/14

THE HERTZ CORPORATION		HERTZ GLOBAL HOLDINGS, INC.

By:	/s/ Thomas C. Kennedy	By:	/s/ Thomas C. Kennedy

Name:	Thomas C. Kennedy	Name:	Thomas C. Kennedy

Title:	Senior Executive Vice President and Chief Financial Officer	Title:	Senior Executive Vice President and Chief Financial Officer

Date:	9/15/14	Date:	9/15/14

[Company’s Signature Page to Frissora Separation Agreement]